AMENDMENT TO STATEMENT ON SCHEDULE 13D

     The reporting person amends its Statement on Schedule 13D with respect to the common stock, par value $0.01 per share (the "Common Stock") of The Advest Group, Inc. ("Advest").

Item 4.   Purpose of Transaction.

     On December 29, 1993 CIHC resold the 452,872 shares of Common Stock to Ranger in connection with the transaction with Fairfax described in Item 3.

Item 5.  Interest in Securities of the Issuer.

     (a)  As of December 29, 1993, CIHC owns no shares of Common Stock.

     (b)  The following transactions occurred during the past sixty days:

                                   Price          Number    Where and How
          Character of             Per            of        Transaction Was
Date      Transaction              Share          Shares    Effected

12/29/93  Sale by CHIC to          $6.63          452,872   Private Sale
          Ranger Insurance
          Company

     (c) On December 29, 1993, the reporting person ceased to have any beneficial interest in any shares of Common Stock.

Item 7.   Material to be Filed as Exhibits.

     A.   Stock Purchase Agreement
          Dated December 29, 1993 . . . . . . . . . . . . .Pages 5-6

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the reporting person certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1994                   D. T. Chase Enterprises, Inc.



                                   By /s/ Cheryl Chase Freedman
                                   Name:  Cheryl Chase Freedman
                                   Title: Executive Vice President

                                   EXHIBIT A

                           Stock Purchase Agreement:


     For and in consideration of the cancellation of a Promissory Note dated

December 29, 1993, in the amount of Twelve Million Fifty-Eight Thousand Seven

Hundred Seventy-Seven Dollars ($12,058,777) from CHASE INSURANCE HOLDINGS

CORPORATION ("Seller") c/o Chase Enterprises, One Commercial Plaza, Hartford,

Connecticut 06103, to RANGER INSURANCE COMPANY ("Buyer"), 10777 Westheimer

Road, Houston, Texas 77042, Seller hereby agrees to sell, assign, transfer, and set over to Buyer, its successors and assigns: (1) Four Hundred Fifty-Two

Thousand Eight Hundred Seventy-Two (452,872) Shares of the Capital Stock of The

Advest Group, Inc., represented by Certificate Nos.    ; and (2) Four Hundred

Two Thousand Six Hundred (402,600) Shares of the Capitol Stock of Bank of

Boston Corporation, represented by Certificate Nos.      .



     Seller warrants that such stock now stands in its name on the books of the corporation, that it is the beneficial owner of said stock with good, valid and transferable title thereto, free of any security interest, lien, charge,

pledge, encumbrance, mortgage, advice, claim or title retention agreement of any nature or kind and that all assessments to date are paid upon said shares.

Except as set forth in the prior sentence, this assignment is made without recourse to and without covenant or warranty by Seller.  Buyer agrees to purchase said shares for the consideration set forth above.



     This Agreement shall be construed in accordance with the laws of the State of Connecticut without regard to the principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase

Agreement at Hartford, Connecticut, on December 29, 1993.

                              CHASE INSURANCE HOLDINGS CORPORATION


                              By /s/ Arnold L. Chase,
                                Arnold L. Chase, Executive Vice President


                              RANGER INSURANCE COMPANY


                              By /s/ Thomas D. Nimmo
                                     CFO

[NOTARIZATION]